Exhibit 4.5
RECEIVABLES PURCHASE AGREEMENT
between
ADVANTA BANK CORP.
and
ADVANTA BUSINESS RECEIVABLES CORP.
Dated as of August 1, 2000

i

ii

     RECEIVABLES PURCHASE AGREEMENT, dated as of August 1, 2000, by and between ADVANTA BANK CORP., a Utah industrial loan corporation (“ABC”), and ADVANTA BUSINESS RECEIVABLES CORP., a Nevada corporation (“ABRC”).
W I T N E S S E T H:
     WHEREAS, ABRC desires to purchase, from time to time, certain Receivables (hereinafter defined) arising under certain credit card accounts of ABC;
     WHEREAS, ABRC may in the future desire to purchase, from time to time, certain Receivables sold to ABC by another Account Owner (hereinafter defined) and arising under certain credit card accounts of such Account Owner;
     WHEREAS, ABC desires to sell and assign, from time to time, certain Receivables to ABRC upon the terms and conditions hereinafter set forth;
     WHEREAS, it is contemplated that the Receivables purchased hereunder will be transferred by ABRC to the Trust (hereinafter defined) in connection with the issuance of certain Securities (hereinafter defined); and
     WHEREAS, ABC agrees that all representations, warranties, covenants and agreements made by ABC herein with respect to the Designated Accounts (hereinafter defined) and Receivables shall also be for the benefit of the Owner Trustee (hereinafter defined), the Indenture Trustee (hereinafter defined) and all beneficiaries of the Trust, including the holders of the Securities.NOW, THEREFORE, it is hereby agreed by and between ABC and ABRC as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. All capitalized terms used herein or in any certificate, document, or Conveyance Paper (hereinafter defined) made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning ascribed thereto in the Transfer and Servicing Agreement (hereinafter defined), the Trust Agreement (hereinafter defined) or the Indenture (hereinafter defined); in addition, the following words and phrases shall have the following meanings:
     “ABC” shall mean Advanta Bank Corp., a Utah industrial loan corporation, and its successors and permitted assigns.
     “ABRC” shall mean Advanta Business Receivables Corp., a Nevada corporation, and its successors and permitted assigns.

     “Account” shall mean each MasterCard1 and VISA1 account established pursuant to a Credit Card Agreement between ABC or any other Account Owner and any Person.
     “Account Owner” shall mean ABC or any Affiliate of ABC which is the issuer of the credit card relating to an Account pursuant to a Credit Card Agreement.
     “Addition Date” shall mean with respect to Additional Designated Accounts, the date on which such Additional Designated Accounts become Designated Accounts pursuant to an Additional Designated Account Assignment.
     “Additional Cut-Off Date” shall mean with respect to Additional Designated Accounts, the date specified in the related Additional Designated Account Assignment.
     “Additional Designated Account” shall mean each additional Designated Account, the Receivables of which are sold to ABRC pursuant to Section 2.02.
     “Additional Designated Account Assignment” shall mean a written assignment substantially in the form of Exhibit A hereto pursuant to which ABC designates and assigns Additional Designated Accounts.
     “Agreement” shall mean this Receivables Purchase Agreement and all amendments hereof and supplements hereto.
     “Closing Date” shall mean August 18, 2000.
     “Conveyance” shall have the meaning specified in subsection 2.01(a).
     “Conveyance Papers” shall have the meaning specified in subsection 4.01(c).
     “Debtor Relief Laws” shall mean (i) the Bankruptcy Code of the United States of America and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.
     “Designated Account” shall mean (a) each Account, which account is identified by account number and by the Receivables balance as of the Initial Cut-Off Date or the applicable Additional Cut-Off Date, as the case may be, in the computer file or microfiche list delivered to ABRC by ABC on the Closing Date or any applicable Addition Date, as the case may be, (b) each Related Account, and (c) each account into which a Designated Account shall be transferred (a “Transferred Account”); provided that (i) such transfer was made in accordance with the Credit Card Guidelines and (ii) such account can be traced or identified as an account

[1]	MasterCard and VISA are registered trademarks of MasterCard International Incorporated and of VISA U.S.A., Inc., respectively.

into which a Designated Account has been transferred, but shall exclude (e) any Account that (x) after the Removal Date, the newly generated Receivables in which shall not be assigned to ABRC hereunder, (y) the right, title and interest of ABRC in the Receivables in which are reassigned to ABC pursuant to Section 6.01 or (z) the right, title and interest of the Trust in the Receivables in which are assigned and transferred to the Servicer pursuant to Section 3.03 of the Transfer and Servicing Agreement.
     “Eligible Receivable” shall have the meaning set forth in the Transfer and Servicing Agreement, except that “ABC” shall be substituted for each occurrence of “Transferor,” “ABRC” shall be substituted for each occurrence of “Trust,” and all references to the Notes shall be ignored.
     “Finance Charge and Administrative Receivables” shall mean all Receivables in the Designated Accounts which would be treated as “Finance Charge and Administrative Receivables” in accordance with the definition for such term in the Transfer and Servicing Agreement.
     “Indenture” shall mean the Master Indenture between the Trust and the Indenture Trustee, dated as of August 1, 2000, as supplemented by Indenture Supplements applicable to any Series that may be issued from time to time.
     “Indenture Supplement” shall mean the indenture supplement pursuant to which a Series is issued.
     “Indenture Trustee” shall mean Bankers Trust Company, a New York banking corporation, in its capacity as indenture trustee, or any successor indenture trustee.
     “Initial Designated Account” shall mean any Account designated as a “Designated Account” hereunder on the Closing Date.
     “Initial Cut-Off Date” shall mean August 1, 2000.
     “Insolvency Event” shall have the meaning specified in Section 8.02.
     “Interchange” shall mean interchange fees payable to ABC or any other Account Owner, in its capacity as credit card issuer, through VISA or MasterCard in connection with cardholder charges for goods or services with respect to the Accounts, as calculated pursuant to the related Indenture Supplement for any Series.
     “Obligor” shall mean, with respect to each Account, each Person that would be treated as an “Obligor” in accordance with the definition for such term in the Transfer and Servicing Agreement.
     “Owner Trustee” shall mean Wilmington Trust Company, a Delaware banking corporation, the institution executing the Trust Agreement as and acting in the capacity of Owner

Trustee thereunder, or its successor in interest, or any successor trustee appointed as provided in the Trust Agreement.
     “Principal Receivables” shall mean all Receivables in the Accounts that would be treated as “Principal Receivables” in accordance with the definition for such term in the Transfer and Servicing Agreement.
     “Purchase Price” shall have the meaning set forth in Section 3.01.
     “Purchased Assets” shall have the meaning set forth in Section 2.01.
     “Receivables” shall mean all amounts shown on ABC’s or another Account Owner’s records as amounts payable by Obligors on any Designated Account from time to time, including amounts payable for Principal Receivables and Finance Charge and Administrative Receivables. Receivables that become Defaulted Receivables will cease to be included as Receivables as of the day on which they become Defaulted Receivables.
     “Removal Cut-Off Date” shall mean with respect to Removed Accounts, the date specified as such in the notice delivered pursuant to Section 2.05.
     “Removal Date” shall have the meaning specified in Section 2.05.
     “Removal Notice Date” shall have the meaning specified in Section 2.05.
     “Removed Accounts” shall have the meaning specified in Section 2.05.
     “Securities” shall mean any one of the Notes and any Trust Beneficial Interest or Certificate (as such terms are defined in the Trust Agreement).
     “Transfer and Servicing Agreement” shall mean the Transfer and Servicing Agreement, dated as of August 1, 2000, among ABC, as Servicer, ABRC, as Transferor, and the Trust, and all amendments and supplements thereto.
     “Trust” shall mean the trust created by the Trust Agreement.
     “Trust Agreement” shall mean the Trust Agreement, dated as of August 1, 2000, between ABRC, as Transferor, and Wilmington Trust Company, as Owner Trustee, and all amendments and supplements thereto.
     Section 1.02 Other Definitional Provisions.
     (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate, other document, or Conveyance Paper made or delivered pursuant hereto unless otherwise defined therein.

     (b) (b) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement or any Conveyance Paper shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.
     (c) All determinations of the portion of Receivables constituting principal, finance charges or other fees and of any collections thereof, shall be made in accordance with the Transfer and Servicing Agreement and the Indenture.
[END OF ARTICLE I]

ARTICLE II
PURCHASE AND CONVEYANCE OF RECEIVABLES
     Section 2.01 Purchase.
     (a) By execution of this Agreement, ABC does hereby sell, transfer, assign, set over and otherwise convey to ABRC (collectively, the “Conveyance”), on the Initial Issuance Date and each Addition Date, as applicable, without recourse except as provided herein, all its right, title and interest in, to and under (i) the Receivables existing at the close of business on the Initial Issuance Date, in the case of Receivables arising in the Initial Designated Accounts, (ii) the Receivables existing at the close of business on each Addition Date, in the case of Receivables arising in the Additional Designated Accounts, and (iii) the Receivables created in the Initial Designated Accounts and the Additional Designated Accounts from time to time after the close of business on the Initial Issuance Date and the close of business on the applicable Addition Date, respectively, until the termination of this Agreement pursuant to Article VIII hereof, (iv) all Interchange and Recoveries with respect to such Receivables, (v) all monies due or to become due and all amounts received or receivable with respect thereto and, (vi) all proceeds (including, without limitation, “proceeds” as defined in the UCC) thereof (collectively, the “Purchased Assets”).
     (b) In connection with such Conveyance, ABC agrees (i) to record and file, at its own expense, any financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Receivables existing as of the close of business on the Initial Issuance Date and thereafter created in the Initial Designated Accounts and, existing as of the close of business on the applicable Addition Date and thereafter created, in the Additional Designated Accounts, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the Conveyance of such Purchased Assets from ABC to ABRC, (ii) that such financing statements shall name ABC, as seller, and ABRC, as purchaser, of the Receivables and (iii) to deliver a file-stamped copy of such financing statements or other evidence of such filings to ABRC as soon as is practicable after filing.
     (c) In connection with such Conveyance, ABC further agrees that it will, at its own expense, (i) on or prior to (x) the Initial Issuance Date, in the case of Initial Designated Accounts, (y) the applicable Addition Date, in the case of Additional Designated Accounts, and (z) the applicable Removal Date, in the case of Removed Accounts, indicate in its computer files that, in the case of the Initial Designated Accounts or the Additional Designated Accounts, Receivables created in connection with such Designated Accounts have been conveyed to ABRC in accordance with this Agreement by including (or that, in the case of Removed Accounts, newly created Receivables in such Designated Accounts have been reassigned to ABC in accordance with this Agreement by deleting) in such computer files the applicable code which identifies each such Designated Account and (i) on or prior to (x) the Initial Issuance Date, in the case of the Initial Designated Accounts, (y) the applicable Addition Date, in the case of Additional Designated Accounts, and (z) the applicable Removal Date, in the case of Removed Accounts, to deliver to ABRC a computer file or microfiche list containing a true and complete list of all such Designated Accounts specifying for each such Designated Account, as of the Initial Cut-Off Date, in the case of the Initial Designated Accounts, the applicable Additional Cut-off Date, in the case of Additional Designated Accounts, and the applicable Removal Cut-Off Date, in the case of Removed Accounts, (A) its account number and (B) the aggregate amount of Receivables in such Designated Account. Each such computer file or microfiche list, as supplemented from time to time to reflect Additional Designated Accounts or Removed Accounts, shall be marked as Schedule 1 to this Agreement, shall be delivered to ABRC, and is hereby incorporated into and made a part of this Agreement. ABC further agrees not to alter the code referenced in clause (i) of this paragraph with respect to any Designated Account during the term of this Agreement unless and until such Designated Account becomes a Removed Account.
     (d) The parties hereto intend that the conveyance of ABC’s right, title and interest in and to the Purchased Assets shall constitute an absolute sale from ABC to ABRC, conveying good title free and clear of any liens, claims, encumbrances or rights of others. It is the intention of the parties hereto that the arrangements with respect to the Purchased Assets shall constitute a purchase and sale of such Purchased Assets and not a loan. In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a purchase and sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that ABC shall be deemed to have granted and does hereby grant to ABRC a first priority perfected security interest in all of ABC’s right, title and interest, whether owned on the Initial Issuance Date or thereafter acquired, in, to and under the Purchased Assets, and all money, accounts, general intangibles, chattel paper, instruments, documents, goods, investment property, deposit accounts, certificates of deposit, letters of credit, and advices of credit consisting of, arising from or related to the Purchased Assets, and all proceeds (including without limitation, “proceeds” as defined in the UCC) thereof to secure the obligations of ABC hereunder.
     (e) To the extent that ABC retains any interest in the Purchased Assets, ABC hereby grants to the Indenture Trustee for the benefit of the Noteholders a security interest in all of ABC’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Purchased Assets, and all money, accounts, general intangibles, chattel paper, instruments, documents, goods, investment property, deposit accounts, certificates of deposit, letters of credit and advices of credit consisting of, arising from or related to the Purchased Assets (collectively, the “Indenture Collateral”), to secure the performance of all of the obligations of ABC hereunder and under the Indenture and the Transaction Documents. With respect to the Indenture Collateral, the Indenture Trustee shall have all of the rights that it has under the Indenture and the Transaction Documents. The Indenture Trustee shall have all of the rights of a secured creditor under the UCC in New York and the UCC in Delaware.
     Section 2.02 Inclusion of Additional Designated Accounts.
     (a) Additional Designated Accounts. (i) Upon the request of ABRC in accordance with Section 2.09(a) of the Transfer and Servicing Agreement, ABC shall, or (ii) at ABC’s election in accordance with Section 2.09(b) of the Transfer and Servicing Agreement, ABC may, designate from time to time Additional Designated Accounts to be included as Designated

Accounts, the Receivables in which are sold to ABRC pursuant to this Agreement. Any designation of Additional Designated Accounts shall be effective as of the Addition Date specified by ABC and set forth in the related Additional Designated Account Assignment delivered to ABRC by ABC (which shall include a revised Schedule 1 (which may be in electronic form) showing the Additional Designated Accounts).
     (b) Conditions to Additions. In connection with any Additional Designated Accounts designated pursuant to subsection 2.02(a), the following conditions shall be satisfied before the proposed Accounts are “Designated Accounts” within the meaning of this Agreement:
          (i) on or before the fifth Business Day immediately preceding the Addition Date, ABC shall have given ABRC written notice (unless such notice requirement is otherwise waived) specifying the applicable Addition Date, the Additional Cut-Off Date, and the approximate number of Accounts expected to be added and the approximate aggregate balances of Receivables expected to be outstanding in the Accounts to be added;
          (ii) ABC shall have delivered to ABRC copies of UCC-1 financing statements covering such Additional Designated Accounts, if necessary, to perfect ABRC’s interest in the Receivables arising therein and a schedule of such Additional Designated Accounts;
          (iii) as of each of the Additional Cut-Off Date and the Addition Date, no Insolvency Event with respect to ABC or other Account Owner, as applicable, shall have occurred, nor shall the transfer of the Receivables arising in the Additional Designated Accounts to ABRC have been made in contemplation of the occurrence thereof;
          (iv) unless the Rating Agency Condition is satisfied, the number of Additional Designated Accounts designated pursuant to subsection 2.02(a)(ii) with respect to any of the three (3) consecutive Monthly Periods commencing in December, March, June and September of each calendar year, commencing June 2000, shall not exceed 15% of the number of Accounts as of the first day of the calendar year during which such Monthly Periods commence (or, in the case of the year 2000, the number of Accounts as of the Initial Issuance Date) and the number of Additional Designated Accounts designated pursuant to subsection 2.02(a)(ii) during any calendar year shall not exceed 20% of the number of Accounts as of the first day of such calendar year (or, in the case of the year 2000, the number of Accounts as of the Initial Issuance Date);
          (v) the transfer of the Receivables arising in the Additional Designated Accounts to ABRC will not result in an Adverse Effect;
          (vi) ABC shall have delivered to ABRC an Officer’s Certificate, dated the Addition Date, stating that (x) as of the applicable Additional Cut-Off Date, the Additional Designated Accounts are all Eligible Accounts, (y) to the extent applicable, the conditions set forth in clauses (ii) through (v) above have been satisfied;

          (vii) ABC shall have delivered to ABRC the computer file or microfiche list required to be delivered pursuant to Section 2.01(c) with respect to such Additional Designated Accounts;
          (viii) ABC shall have delivered to ABRC an Opinion of Counsel, which counsel shall be outside counsel, dated the Addition Date, to the effect described in Section 9.02(d)(ii) of the Transfer and Servicing Agreement; and
          (ix) Solely with respect to Aggregate Additions pursuant to Section 2.09(b) of the Transfer and Servicing Agreement where the Additional Designated Accounts were not originated by ABC, the Rating Agency Condition shall have been satisfied.
     Section 2.03 Representations and Warranties. ABC hereby represents and warrants to ABRC as of the related Addition Date as to the matters set forth in Section 2.02(b)(iii) and (iv) above and that, in the case of Additional Designated Accounts, the list delivered pursuant to Section 2.04 below is, as of the applicable Additional Cut-Off Date, true and complete in all material respects.
     Section 2.04 Delivery of Documents. In the case of the designation of Additional Designated Accounts, ABC shall deliver to ABRC (i) the computer file or microfiche list required to be delivered pursuant to Section 2.01 with respect to such Additional Designated Accounts on the date such file or list is required to be delivered pursuant to Section 2.01 (the “Document Delivery Date”) and (ii) a duly executed Additional Designated Account Assignment (including an acceptance by ABRC), on the Document Delivery Date.
     Section 2.05 Removal of Accounts.
     On any day of any Monthly Period ABC shall have the right to require the reassignment to it or its designee of all ABRC’s right, title and interest in, to and under the Receivables then existing and thereafter created, all Interchange and Recoveries related thereto, all monies due or to become due and all amounts received or receivable with respect thereto and all proceeds thereof in or with respect to the Designated Accounts designated by ABC (the “Removed Accounts”) designated for removal by the Transferor, upon satisfaction of the following conditions:
          (i) on or before the fifth Business Day immediately preceding the Removal Date (the “Removal Notice Date”), ABC shall have given written notice to ABRC (unless such notice requirement is otherwise waived) of such removal and specifying the applicable Removal Cut-Off Date and date for removal of the Removed Accounts (the “Removal Date”);
          (ii) on or prior to the date that is five (5) Business Days on or before the Removal Date, ABC shall amend and supplement Schedule 1 by delivering to ABRC a computer file or microfiche list containing a true and complete list of the Removed Accounts specifying for each such Account, as of the Removal Cut-Off Date, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account;

          (iii) ABC shall have represented and warranted as of the Removal Date that the list of Removed Accounts delivered pursuant to paragraph (ii) above, as of the Removal Cut-Off Date, is true and complete in all material respects;
          (iv) the Rating Agency Condition shall have been satisfied with respect to the removal of the Removed Accounts;
          (v) ABC shall select Accounts for removal on a random basis, or such other selection process which is consistent with achieving sale treatment under GAAP;
          (vi) ABC shall have delivered to ABRC an Officer’s Certificate, dated the Removal Date, to the effect that ABC reasonably believes that (A) such removal will not have a material adverse effect on ABRC, (B) such removal will not result in the occurrence of a Pay Out Event or Event of Default, and (C) no selection procedures believed by such Transferor to be materially adverse to the interests of ABRC have been used in selecting the Removed Accounts;
          (vii) ABRC shall have delivered to ABC an Officer’s Certificate stating that ABRC has not taken any action with respect to such Receivables which would result in the creation of any liens or encumbrances on the Receivables (other than those liens and encumbrances authorized by this Agreement or the Transfer and Servicing Agreement).
     Upon satisfaction of the above conditions, ABRC shall execute and deliver to ABC a written reassignment in substantially the form of Exhibit B (the “Reassignment”) and shall, without further action, be deemed to transfer, assign, set over and otherwise convey to ABC or its designee, effective as of the Removal Date, without recourse, representation or warranty, all the right, title and interest of ABRC in and to the Receivables arising in the Removed Accounts, all Interchange and Recoveries related thereto, all monies due and to become due and all amounts received or receivable with respect thereto and all proceeds thereof and any Insurance Proceeds relating thereto. ABRC may conclusively rely on the Officer’s Certificate of ABC delivered pursuant to clause (vi) of this Section 2.05 and shall have no duty to make inquiries with regard to the matters set forth therein and shall incur no liability in so relying.
     In addition to the foregoing, on the date when any Receivable in an Account becomes a Defaulted Receivable, ABRC shall automatically and without further action or consideration be deemed to transfer, set over and otherwise convey to ABC or its designee with respect to such Account, without recourse, representation or warranty, all right, title and interest of ABRC in and to the Defaulted Receivables in such Account, all Interchange related thereto, all monies and amounts due or to become due with respect thereto, all proceeds thereof and any Insurance Proceeds relating thereto; provided that Recoveries of such Account shall be applied as provided herein.
[END OF ARTICLE II]

ARTICLE III
CONSIDERATION AND PAYMENT
     Section 3.01 Purchase Price.
     (a) The purchase price (the “Purchase Price”) for each Receivable (and the related assets with respect thereto) transferred to ABRC hereunder shall equal the outstanding balance of the related Principal Receivable on the date of sale hereunder.
     (b) Such portion of the Purchase Price for the Receivables as may be agreed from time to time by ABRC and ABC shall be paid by ABRC by wire transfer in immediately available funds to ABC (or as otherwise agreed by ABC) with the remainder being paid by ABRC’s assignment hereunder to ABC of a participation in such percentage amount of the Trust Beneficial Interest or Certificate owned by ABRC as mutually agreed by ABRC and ABC from time to time. For and in consideration of the Receivables sold to ABRC from time to time hereunder, ABRC does hereby transfer, assign and convey to ABC a participation in such percentage amount of ABRC’s right, title and interest in the Trust Beneficial Interest or Certificate owned by ABRC as mutually agreed by ABRC and ABC from time to time, all monies due or to become due and all amounts received or to be received with respect to any such respective percentage amount and all proceeds (including, without limitation, all “proceeds” as defined in the UCC as in effect in the state of New York) thereof.
     (c) ABRC and ABC shall settle as to the Purchase Price for Receivables conveyed during the related prior Monthly Period. ABRC and ABC shall determine the aggregate amount of conveyances made during the related Monthly Period and the aggregate Purchase Price for Receivables conveyed during that Monthly Period. Amounts paid to ABRC pursuant to the Transfer and Servicing Agreement shall be remitted by ABRC to ABC as payment of the cash portion of the Purchase Price for Receivables conveyed during the related Monthly Period.
     Section 3.02 Adjustments for Miscellaneous Credits and Fraudulent Charges. In the event that, following the exclusion of Principal Receivables from the calculation of the Transferor Interest pursuant to Section 3.09 of the Transfer and Servicing Agreement, the Transferor Interest would be less than the Required Transferor Interest, not later than 12:00 noon, New York City time, on the Payment Date following the Monthly Period in which such adjustment obligation arises, ABC shall pay to ABRC (which in turn shall make a deposit into the Excess Funding Account) in immediately available funds an amount equal to the amount by which the Transferor Interest would be less than the Required Transferor Interest (up to the amount of such adjustments).
[END OF ARTICLE III]

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of ABC Relating to ABC. ABC hereby represents and warrants to, and agrees with, ABRC as of the Closing Date and on each Addition Date, that:
     (a) Organization and Good Standing. ABC is an industrial loan corporation duly organized and validly existing in good standing under the laws of the State of Utah and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.
     (b) Due Qualification. ABC is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would (i) render any Credit Card Agreement relating to a Designated Account or any Receivable unenforceable by ABC, ABRC or the Trust and (ii) have a material adverse effect on the Noteholders.
     (c) Due Authorization. The execution, delivery and performance of this Agreement and any other document or instrument delivered pursuant hereto, including any Additional Designated Account Assignment, to which ABC is a party (such other documents or instruments, collectively, the “Conveyance Papers”), and the consummation of the transactions provided for in this Agreement and the Conveyance Papers have been duly authorized by ABC by all necessary corporate action on the part of ABC.
     (d) No Conflict. The execution and delivery of this Agreement and the Conveyance Papers by ABC, the performance of the transactions contemplated by this Agreement and the Conveyance Papers, and the fulfillment of the terms of this Agreement and the Conveyance Papers applicable to ABC will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which ABC is a party or by which it or any of its properties are bound.
     (e) No Violation. The execution, delivery and performance of this Agreement and the Conveyance Papers by ABC and the fulfillment of the terms contemplated herein and therein applicable to ABC will not conflict with or violate any Requirements of Law applicable to ABC.
     (f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of ABC, threatened, against ABC before any Governmental Authority (i) asserting the invalidity of this Agreement or the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of ABC, would materially and adversely affect the performance by ABC of its obligations under this Agreement or the Conveyance Papers, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Conveyance Papers or (v) seeking to affect adversely the income tax attributes of the Trust under the United States Federal or Delaware income tax systems.
     (g) All Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by ABC in connection with the execution and delivery by ABC of this Agreement and the Conveyance Papers and the performance of the transactions contemplated by this Agreement or the Conveyance Papers by ABC have been duly obtained, effected or given and are in full force and effect.
     The representations and warranties set forth in this Section 4.01 shall survive the transfer and assignment of the Receivables to ABRC. Upon discovery by ABC or ABRC of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give written notice to the other party, the Owner Trustee and the Indenture Trustee within three (3) Business Days following such discovery.
     Section 4.02 Representations and Warranties of ABC Relating to the Agreement and the Receivables.
     (a) Representations and Warranties. ABC hereby represents and warrants to ABRC as of the date of this Agreement and as of the Closing Date with respect to the Initial Designated Accounts (and Receivables arising therein) and, with respect to Additional Designated Accounts (and Receivables arising therein), as of the related Addition Date that:
          (i) this Agreement and, in the case of Additional Designated Accounts, the related Additional Designated Account Assignment, each constitutes a legal, valid and binding obligation of ABC enforceable against ABC in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or general principles of equity;
          (ii) as of the Initial Cut-Off Date with respect to the Initial Designated Accounts, and as of the related Additional Cut-Off Date with respect to Additional Designated Accounts, Schedule 1 to this Agreement, as supplemented to such date, is an accurate and complete listing in all material respects of all the Designated Accounts as of the Initial Cut-Off Date or such Additional Cut-Off Date, as the case may be, and the information contained therein with respect to the identity of such Designated Accounts and the Receivables existing thereunder is true and correct in all material respects as of the Initial Cut-Off Date or such applicable Additional Cut-Off Date, as the case may be, and as of the Initial Cut-Off Date, the aggregate amount of Receivables in all the Initial Designated Accounts was $984,660,846.00;
          (iii) each Receivable has been conveyed to ABRC free and clear of any Lien and each underlying receivable is free and clear of all Liens;
          (iv) all authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by ABC in connection with the conveyance of Receivables to ABRC have been duly obtained, effected or given and are in full force and effect;t
          (v) this Agreement and, in the case of Additional Designated Accounts, the related Additional Designated Account Assignment constitutes a valid sale, transfer and assignment to ABRC of all right, title and interest of ABC in the Receivables and the proceeds thereof and the Interchange payable pursuant to this Agreement and the Recoveries payable pursuant to this Agreement or, if this Agreement or, in the case of Additional Designated Accounts, the related Assignment does not constitute a sale of such property, it constitutes a grant of a first priority perfected “security interest” (as defined in the UCC) in such property to ABRC, which, in the case of existing Receivables and the proceeds thereof and said Recoveries and Interchange, is enforceable upon execution and delivery of this Agreement, or, with respect to then existing Receivables in Additional Designated Accounts, as of the applicable Addition Date, and which will be enforceable with respect to Receivables created in the Initial Designated Accounts after the date hereof and Receivables created in the Additional Designated Accounts after the applicable Addition Date and the proceeds thereof upon such creation. Upon the filing of the financing statements and, in the case of Receivables hereafter created and the proceeds thereof, upon the creation thereof, ABRC shall have a first priority perfected security or ownership interest in such property and proceeds;
          (vi) on the Initial Cut-Off Date, each Initial Designated Account is an Eligible Account and, on the Additional Cut-Off Date, each related Additional Designated Account is an Eligible Account;
          (vii) on the Initial Cut-Off Date, each Receivable contained in the related Initial Designated Account is an Eligible Receivable and, on the applicable Additional Cut-Off Date, each Receivable contained in the related Additional Designated Account is an Eligible Receivable;
          (viii) as of the date of the creation of any new Receivable, such Receivable is an Eligible Receivable; and
          (ix) no selection procedures believed by ABC to be materially adverse to the interests of ABRC or the Noteholders have been used in selecting such Designated Accounts.
     (b) Notice of Breach. The representations and warranties set forth in this Section 4.02 shall survive the transfer and assignment of the Receivables to ABRC. Upon discovery by either ABC or ABRC of a breach of any of the representations and warranties set forth in this Section 4.02, the party discovering such breach shall give written notice to the other party, the Owner Trustee and the Indenture Trustee within three (3) Business Days following such discovery; provided that the failure to give notice within three (3) Business Days does not preclude subsequent notice. ABC hereby acknowledges that ABRC intends to rely on the representations hereunder in connection with representations made by ABRC to secured parties, assignees or subsequent transferees including but not limited to transfers made by ABRC to the Trust pursuant to the Transfer and Servicing Agreement and by the Trust to the Indenture

Trustee pursuant to the Indenture and that ABRC, the Owner Trustee and the Indenture Trustee may enforce such representations directly against ABC.
     Section 4.03 Representations and Warranties of ABRC. As of the Closing Date and each Addition Date, ABRC hereby represents and warrants to, and agrees with, ABC that:
     (a) Organization and Good Standing. ABRC is a corporation duly organized and validly existing under the laws of the State of Nevada and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Agreement.
     (b) Due Authorization. The execution and delivery of this Agreement and the Conveyance Papers and the consummation of the transactions provided for in this Agreement and the Conveyance Papers have been duly authorized by ABRC by all necessary corporate action on the part of ABRC.
     (c) No Conflict. The execution and delivery of this Agreement and the Conveyance Papers by ABRC, the performance of the transactions contemplated by this Agreement and the Conveyance Papers, and the fulfillment of the terms of this Agreement and the Conveyance Papers applicable to ABRC, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which ABRC is a party or by which it or any of its properties are bound.
     (d) No Violation. The execution, delivery and performance of this Agreement and the Conveyance Papers by ABRC and the fulfillment of the terms contemplated herein and therein applicable to ABRC will not conflict with or violate any Requirements of Law applicable to ABRC.
     (e) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of ABRC, threatened, against ABRC, before any Governmental Authority (i) asserting the invalidity of this Agreement or the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of ABRC, would materially and adversely affect the performance by ABRC of its obligations under this Agreement or the Conveyance Papers or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Conveyance Papers.
     (f) All Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by ABRC in connection with the execution and delivery by ABRC of this Agreement and the Conveyance Papers and the performance of the transactions contemplated by this Agreement and the Conveyance Papers have been duly obtained, effected or given and are in full force and effect.
     The representations and warranties set forth in this Section 4.03 shall survive the Conveyance of the Receivables to ABRC. Upon discovery by ABC or ABRC of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other party, the Owner Trustee and the Indenture Trustee.
[END OF ARTICLE IV]

ARTICLE V
COVENANTS
     Section 5.01 Covenants of ABC. ABC hereby covenants and agrees with ABRC as follows:
     (a) Receivables Not To Be Evidenced by Promissory Notes. Except in connection with its enforcement or collection of an Account, ABC will take no action to cause any Receivable (or underlying receivable) to be evidenced by any instrument or chattel paper (as defined in the UCC) and if any Receivable (or underlying receivable) is so evidenced as a result of any action by ABC it shall be deemed to be an Ineligible Receivable in accordance with subsection 6.01(a) and shall be reassigned to ABC in accordance with subsection 6.01(b).
     (b) Security Interests. Except for the conveyances hereunder, ABC will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with ABRC’s ownership of the Receivables or grant, create, incur, assume or suffer to exist any Lien (arising through or under ABC) on, any Receivable (or the underlying receivable), whether now existing or hereafter created, or any interest therein, and ABC shall not claim any ownership interest in the Receivables and shall defend the right, title and interest of ABRC in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under ABC.
     (c) Account Allocations. In the event that ABC is unable for any reason to transfer Receivables to ABRC in accordance with the provisions of this Agreement (including, without limitation, by reason of the application of the provisions of Section 8.02 or any order of any Governmental Authority), then ABC agrees (except as prohibited by any such order) to allocate and pay to ABRC, after the date of such inability, all amounts in the manner by which ABRC will allocate and pay to the Trust such amounts after such inability by ABRC pursuant to Section 2.11 of the Transfer and Servicing Agreement.
     (d) Delivery of Collections or Recoveries. In the event that ABC receives Collections or Recoveries, ABC agrees to remit to ABRC (or to the Servicer if ABRC so directs) all such Collections and Recoveries as soon as practicable after receipt thereof.
     (e) Notice of Liens. ABC shall notify ABRC promptly after becoming aware of any Lien on any Receivable (or on the underlying receivable) other than the conveyances hereunder, under the Transfer and Servicing Agreement or under the Indenture.
     (f) Interchange. Not later than 1:00 p.m., New York City time, on each Transfer Date, ABC shall deposit into the Collection Account, in immediately available funds, (i) the amount of Interchange to be included as Collections of Finance Charge and Administrative Receivables with respect to the preceding Monthly Period or (ii) if at any time ABC cannot identify the amount of such Interchange, the amount reasonably estimated by ABC as the amount of such Interchange.

     (g) Documentation of Transfer. ABC shall undertake to file all documents which would be necessary to perfect and maintain the transfer of the Purchased Assets to ABRC.
     (h) Periodic Rate Finance Charges. Except (x) as otherwise required by any Requirements of Law or (y) as is deemed by ABC to be necessary in order for it to maintain its credit card business or a program operated by such credit card business on a competitive basis based on a good faith assessment by it of the nature of the competition with respect to the credit card business or such program, it shall not at any time take any action which would have the effect of reducing the Net Portfolio Yield to a level that could be reasonably expected to cause any Series to experience any Pay Out Event or Event of Default based on the insufficiency of the Net Portfolio Yield or any similar test.
     (i) Credit Card Agreements and Guidelines. Subject to compliance with all Requirements of Law and paragraph (h) above, ABC may change the terms and provisions of the applicable Credit Card Agreements or the applicable Credit Card Guidelines in any respect (including the calculation of the amount or the timing of charge-offs and the Periodic Rate Finance Charges to be assessed thereon). Notwithstanding the above, unless required by Requirements of Law or as permitted by paragraph (h) above, ABC will not take any action unless (i) at the time of such action, ABC reasonably believes that such action will not cause a Pay Out Event or Event of Default to occur, and (ii) such change is made applicable to the comparable segment of the revolving credit card accounts owned by ABC which have characteristics the same as, or substantially similar to, the Designated Accounts that are the subject of such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between ABC and an unrelated third party or by the terms of the Credit Card Agreements.
     (j) Creation of Liens. Except for the conveyances hereunder, ABC hereby agrees not to transfer, assign, exchange or otherwise convey or pledge, hypothecate or otherwise grant a Lien in the Receivables and any such attempted transfer, assignment, exchange, conveyance, pledge, hypothecation or grant shall be void.
     (k) MasterCard and Visa. ABC shall, to the extent applicable to Accounts owned or serviced by it, use its best efforts to remain, either directly or indirectly, a member in good standing of the MasterCard System, the Visa system and any other similar entity’s or organization’s system relating to any other type of revolving credit card accounts designated as Accounts.
     (l) Approval of Official Records. ABC shall maintain this Agreement as a part of the official records of ABC for the term of the Agreement.
     (m) No Petition. ABC hereby covenants and agrees that, prior to the date which is one year and four days after the final payment to the Purchaser of all amounts due to it hereunder, it will not institute against the Purchaser, or join in any institution against the Purchaser of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable bankruptcy or similar law in connection with this Agreement.
[END OF ARTICLE V]

ARTICLE VI
REPURCHASE OBLIGATION
     Section 6.01 Reassignment of Ineligible Receivables.
     (a) In the event any representation or warranty under subsection 4.02(a)(ii), (iii), (iv), (vi), (vii) or (viii) is not true and correct in any material respect as of the date specified therein with respect to any Receivable or the related Designated Account and as a result of such breach ABRC is required to accept reassignment of Ineligible Receivables previously sold by ABRC to the Trust pursuant to Section 2.05(a) of the Transfer and Servicing Agreement, ABC shall accept reassignment of such Ineligible Receivables on the terms and conditions set forth in subsection 6.01(b).
     (b) ABC shall accept reassignment of any Ineligible Receivables previously sold by ABC to ABRC from ABRC on the date on which such reassignment obligation arises under the Transfer and Servicing Agreement, and shall pay for such reassigned Ineligible Receivables by paying to ABRC, not later than 1:00 p.m., New York City time, on such date, an amount equal to the amount specified in Section 2.05(b) of the Transfer and Servicing Agreement. Upon reassignment of such Ineligible Receivables, ABRC shall automatically and without further action be deemed to sell, transfer, assign, set-over and otherwise convey to ABC, without recourse, representation or warranty, all the right, title and interest of ABRC in and to such Ineligible Receivables, all Interchange and Recoveries related thereto, all monies and amounts due or to become due with respect thereto and all proceeds thereof; and such reassigned Ineligible Receivables shall be treated by ABRC as collected in full as of the date on which they were transferred. The obligation of ABC to accept reassignment of any Ineligible Receivables conveyed by ABC to ABRC, and to make the payments, if any, required to be made to ABRC as provided in this Section, shall constitute the sole remedy respecting the event giving rise to such obligation available to ABRC, the Trust, the Noteholders (or the Owner Trustee or Indenture Trustee on behalf of the Noteholders) or any Series Enhancer. ABRC shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by ABC to effect the conveyance of such Ineligible Receivables and other property pursuant to this subsection.
     Section 6.02 Reassignment. In the event any representation or warranty set forth in subsection 4.01(a) or (c) or subsection 4.02(a)(i), (a)(v) or (a)(ix) is not true and correct in any material respect and as a result of such breach ABRC is required to accept a reassignment of any Receivables previously sold by ABC to ABRC pursuant to Section 2.06 of the Transfer and Servicing Agreement, ABC shall be obligated to accept a reassignment of such Receivables on the terms set forth below.
     ABC shall pay to ABRC by depositing in the Collection Account in immediately available funds, not later than 1:00 p.m., New York City time, on the first Transfer Date following the Monthly Period in which such reassignment obligation arises, in payment for such reassignment, an amount equal to the amount specified in Section 2.06 of the Transfer and Servicing Agreement. The obligation of ABC to accept the reassignment of Receivables pursuant to this Section 6.02 and to make the deposit required to be made to the Collection Account as provided in this paragraph shall constitute the sole remedy respecting an event of the type specified in the first sentence of this Section 6.02 available to ABRC, the Trust, the Noteholders (or the Owner Trustee or Indenture Trustee on behalf of the Noteholders) or any Series Enhancer. Upon reassignment of the Receivables on such Transfer Date, ABRC shall automatically and without further action be deemed to sell, transfer, assign, set-over and otherwise convey to ABC, without recourse, representation or warranty, all the right, title and interest of ABRC in and to such Receivables, all Interchange and Recoveries related thereto, and all monies and amounts due or to become due with respect thereto and all proceeds thereof. ABRC shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by ABC to effect the conveyance of such property pursuant to this subsection.
[END OF ARTICLE VI]

ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.01 Conditions to ABRC’s Obligations Regarding Initial Receivables. The obligations of ABRC to purchase the Receivables in the Initial Designated Accounts on the Closing Date shall be subject to the satisfaction of the following conditions:
     (a) All representations and warranties of ABC contained in this Agreement shall be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on such date;
     (b) (b) All information concerning the Initial Designated Accounts provided to ABRC shall be true and correct as of the Initial Cut-Off Date in all material respects;
     (c) ABC shall have (i) delivered to ABRC a computer file or microfiche list containing a true and complete list of all Initial Designated Accounts identified by account number and by the Receivables balance as of the Initial Cut-Off Date and (ii) substantially performed all other obligations required to be performed by the provisions of this Agreement;
     (d) ABC shall have recorded and filed, at its expense, any necessary financing statement with respect to the Receivables (other than Receivables in Additional Designated Accounts) now existing and hereafter created for the transfer of accounts and general intangibles (each as defined in the applicable UCC) meeting the requirements of applicable law in such manner and in such jurisdictions as would be necessary to perfect the sale of and security interest in the Receivables from ABC to ABRC, and shall deliver a file-stamped copy of such financing statements or other evidence of such filings to ABRC;
     (e) On or before the Closing Date, (i) ABRC and the Owner Trustee shall have entered into the Trust Agreement, (ii) ABRC, ABC and the Trust shall have entered into the Transfer and Servicing Agreement, (iii) the Trust and the Indenture Trustee shall have entered into the Indenture, and (iv) the closing under all such agreements shall take place simultaneously with the initial closing hereunder; and
     (f) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to ABRC, and ABRC shall have received from ABC copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as ABRC may reasonably have requested.
     Section 7.02 Conditions Precedent to ABC’s Obligations. The obligations of ABC to sell Receivables in the Initial Designated Accounts on the Closing Date shall be subject to the satisfaction of the following conditions:
     (a) All representations and warranties of ABRC contained in this Agreement shall be true and correct with the same effect as though such representations and warranties had been made on such date;

     (b) Payment or provision for payment of the Purchase Price in accordance with the provision of Section 3.01 hereof shall have been made; and
     (c) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to ABC, and ABC shall have received from ABRC copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as ABC may reasonably have requested.
[END OF ARTICLE VII]

ARTICLE VIII
TERM AND PURCHASE TERMINATION
     Section 8.01 Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue until the termination of the Trust as provided in Article VIII of the Trust Agreement.
     Section 8.02 Purchase Termination. If ABC shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or if a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of ABC in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of ABC or for any substantial part of ABC’s property, or for the winding-up or liquidation of ABC’s affairs and, if instituted against ABC, any such proceeding shall continue undismissed or unstayed and in effect, for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding shall occur; or if ABC shall commence a voluntary case under any Debtor Relief Law, or if ABC shall consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of, or for, any substantial part of its property, or any general assignment for the benefit of its creditors or a receiver, conservator, or liquidator shall have been appointed for ABC; or ABC shall have taken any corporate action in furtherance of any of the foregoing actions (each, an “Insolvency Event”); then ABC shall immediately cease to transfer Principal Receivables to ABRC and shall promptly give notice to ABRC, the Owner Trustee and the Indenture Trustee of such Insolvency Event. Notwithstanding any cessation of the transfer to ABRC of additional Principal Receivables, Principal Receivables transferred to ABRC prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables and Finance Charge and Administrative Receivables whenever created or accrued in respect of such Principal Receivables, shall continue to be property of ABRC available for transfer by ABRC to the Trust pursuant to the Transfer and Servicing Agreement.
[END OF ARTICLE VIII]

ARTICLE IX
MISCELLANEOUS PROVISIONS
     Section 9.01 Amendment. This Agreement and any Conveyance Papers and the rights and obligations of the parties hereunder and thereunder may not be changed orally, but only by an instrument in writing signed by ABRC and ABC in accordance with this Section 9.01. This Agreement and any Conveyance Papers may be amended from time to time by ABRC and ABC (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any such other Conveyance Papers, (iii) to add any other provisions with respect to matters or questions arising under this Agreement or any Conveyance Papers which shall not be inconsistent with the provisions of this Agreement or any Conveyance Papers, (iv) to change or modify the Purchase Price and (v) to change, modify, delete or add any other obligation of ABC or ABRC; provided, however, that no amendment pursuant to clause (iv) or (v) of this Section 9.01 shall be effective unless ABC and ABRC have been notified in writing that the Rating Agency Condition has been satisfied; provided further that ABC shall have delivered to ABRC an Officer’s Certificate, dated the date of any such action, stating that ABC reasonably believes that such action will not have an Adverse Effect, unless the Owner Trustee and the Indenture Trustee shall consent thereto. Any reconveyance executed in accordance with the provisions hereof shall not be considered to be an amendment to this Agreement. A copy of any amendment to this Agreement shall be sent to the Rating Agency.
     Section 9.02 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     Section 9.03 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of ABC, Advanta Bank Corp., 11850 South Election Road, Draper, Utah 84020, Attention: Treasury Department, (facsimile no. 801-523-2929, (b) in the case of ABRC, Advanta Business Receivables Corp., 639 Isbell Road, Suite 390, Reno, Nevada 89509, Attention: Treasury Department, (facsimile no. 702-322-8808, (c) in the case of the Owner Trustee, Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Denise Geran (facsimile no. (302)651-8882), or (d) in the case of the Indenture Trustee, Bankers Trust Company, Four Albany Street, 10th floor, New York, New York 10006, Attention Structured Finance Team, (facsimile no. (212)250-6439; or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.
     Section 9.04 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Conveyance Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this

Agreement or any Conveyance Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Conveyance Paper.
     Section 9.05 Assignment. Notwithstanding anything to the contrary contained herein, other than ABRC’s assignment of its right, title, and interest in, to, and under this Agreement to the Trust and the Indenture Trustee for the benefit of the beneficiaries of the Trust, including the Noteholders as contemplated by the Transfer and Servicing Agreement, the Indenture and Section 9.06 hereof, this Agreement and all other Conveyance Papers may not be assigned by the parties hereto; provided, however, that ABC shall have the right to assign its right, title and interest in, to and under this Agreement to (i) any successor by merger assuming this Agreement (ii) to any affiliate owned directly or indirectly by Advanta Corp. which assumes the obligations of this Agreement or (iii) to any entity; provided that each Rating Agency has advised ABC and ABRC that the Rating Agency Condition has been satisfied.
     Section 9.06 Acknowledgment and Agreement of ABC. By execution below, ABC expressly acknowledges and agrees that all of ABRC’s right, title, and interest in, to, and under this Agreement, including, without limitation, all of ABRC’s right, title, and interest in and to the Receivables purchased pursuant to this Agreement, may be assigned by ABRC to the Trust, and may be assigned by the Trust to the Indenture Trustee for the benefit of the beneficiaries of the Trust, including the Noteholders, and ABC consents to such assignments. ABC further agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against ABRC, due to a breach by ABRC of this Agreement or for any other reason, and notwithstanding the bankruptcy of ABRC or any other event whatsoever, ABC’s sole remedy shall be a claim against ABRC for money damages, and then only to the extent of funds available to ABRC, and in no event shall ABC assert any claim on or any interest in the Receivables or any proceeds thereof or take any action which would reduce or delay receipt by the Trust of collections with respect to the Receivables. Additionally, ABC agrees that any amounts payable by ABC to ABRC hereunder which are to be paid by ABRC to the Trust for the benefit of the Noteholders shall be paid by ABC, on behalf of ABRC, directly to the Trust.
     Section 9.07 Further Assurances. ABC and ABRC agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party, the Owner Trustee or the Indenture Trustee more fully to effect the purposes of this Agreement and the Conveyance Papers , including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.
     Section 9.08 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of ABRC or ABC, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

     Section 9.09 Counterparts. This Agreement and all Conveyance Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
     Section 9.10 Binding Agreement; Third-Party Beneficiaries. This Agreement and the Conveyance Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Trust and the Indenture Trustee shall be considered third-party beneficiaries of this Agreement.
     Section 9.11 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the Conveyance Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Conveyance Papers. This Agreement and the Conveyance Papers may not be modified, amended, waived or supplemented except as provided herein.
     Section 9.12 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
     Section 9.13 Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 9.14 Survival of Representations and Warranties. All representations, warranties and agreements contained in this Agreement or contained in any Additional Designated Account Assignment shall remain operative and in full force and effect and shall survive conveyance of the Receivables by ABRC to the Trust pursuant to the Transfer and Servicing Agreement and by the Trust to the Indenture Trustee pursuant to the Indenture.
     Section 9.15 Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, ABC shall not, prior to the date which is one year and one day after the termination of this Agreement, acquiesce, petition or otherwise invoke or cause ABRC or the Trust to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against ABRC or the Trust under any Debtor Relief Law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of ABRC or the Trust or any substantial part of its property or ordering the winding-up or liquidation of the affairs of ABRC or the Trust.

     IN WITNESS WHEREOF, ABRC and ABC have caused this Receivables Purchase Agreement to be duly executed by their respective officers as of the day and year first above written.

ADVANTA BANK CORP.

By:	/s/ Mark B. Hales

Name: Mark B. Hales Title: President

ADVANTA BUSINESS RECEIVABLES CORP.

By:	/s/ Michael Coco

Name: Michael Coco Title: Vice President-Finance

Acknowledged and Accepted:

BANKERS TRUST COMPANY,
not in its individual capacity,
but solely as Indenture Trustee

By:	/s/ Peter Becker

Name: Peter Becker Title: Assistant Vice President
[Signature Page to Receivables Purchase Agreement]

EXHIBIT A
FORM OF ADDITIONAL DESIGNATED ACCOUNT ASSIGNMENT
(As required by Section 2.04 of the Receivables Purchase Agreement)
     ADDITIONAL DESIGNATED ACCOUNT ASSIGNMENT No. ___, dated as of ___, ___(the “Assignment”), by and between ADVANTA BANK CORP., as transferor (“ABC”), and ADVANTA BUSINESS RECEIVABLES CORP. (“ABRC”), pursuant to the Receivables Purchase Agreement referred to below.
W I T N E S S E T H:
     WHEREAS, ABC and ABRC are parties to a Receivables Purchase Agreement, dated as of August 1, 2000 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”);
     WHEREAS, pursuant to the Receivables Purchase Agreement, ABC wishes to designate Additional Designated Accounts to be included as Designated Accounts and ABC wishes to convey its right, title and interest in the Receivables of such Additional Designated Accounts, whether now existing or hereafter created, to ABRC pursuant to the Receivables Purchase Agreement (as each such term is defined in the Receivables Purchase Agreement); and
     WHEREAS, ABRC is willing to accept such designation and conveyance subject to the terms and conditions hereof.
     NOW, THEREFORE, ABC and ABRC hereby agree as follows:
     1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Receivables Purchase Agreement or, if not defined therein, in the Transfer and Servicing Agreement.
     “Addition Date” shall mean, with respect to the Additional Designated Accounts designated hereby, [___, ___].
     “Additional Cut-Off Date” shall mean, with respect to the Additional Designated Accounts designated hereby, [___, ___].
     2. Designation of Additional Designated Accounts. ABC delivers herewith a computer file or microfiche list containing a true and complete schedule identifying all such Additional Designated Accounts (the “Additional Designated Accounts”) and specifying for each such Additional Designated Account, as of the Additional Cut-Off Date, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables in such Account. Such computer file, microfiche list or other documentation shall be as of the date of this Assignment incorporated into and made part of this Assignment and is marked as Schedule I to this Assignment.

EXHIBIT A - 1

     3. Conveyance of Receivables.
     (a) ABC does hereby sell, transfer, assign, set over and otherwise convey to ABRC, without recourse except as provided in the Receivables Purchase Agreement, all its right, title and interest in, to and under (i) the Receivables arising in such Additional Designated Accounts, existing at the close of business on the Addition Date and thereafter created until termination of the Receivables Purchase Agreement, (ii) all monies due or to become due and all amounts received or receivable with respect thereto, (iii) all Interchange and Recoveries with respect to such Receivables, and (iv) all “proceeds” (including, without limitation, “proceeds” as defined in Article 9 of the UCC) thereof .
     (b) In connection with such sale and if necessary, ABC agrees to record and file, at its own expense, one or more financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Receivables existing on the Addition Date and thereafter created, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the sale and assignment of and the security interest in the Receivables to ABRC, and to deliver a file-stamped copy of such financing statement or other evidence of submission for filing to ABRC.
     (c) In connection with such sale, ABC further agrees, at its own expense, on or prior to the date of this Assignment, to indicate in the appropriate computer files or microfiche list that all Receivables created in connection with the Additional Designated Accounts designated hereby have been conveyed to ABRC pursuant to this Assignment.
     4. Acceptance by ABRC. ABRC hereby acknowledges its acceptance of all right, title and interest to the property, existing on the Addition Date and thereafter created, conveyed to ABRC pursuant to Section 3(a) of this Assignment, and declares that it shall maintain such right, title and interest. ABRC further acknowledges that, prior to or simultaneously with the execution and delivery of this Assignment, ABC delivered to ABRC the computer file or microfiche list described in Section 2 of this Assignment.
     5. Representations and Warranties of ABC. ABC hereby represents and warrants to ABRC as of the date of this Assignment and as of the Addition Date that:
     (a) Legal, Valid and Binding Obligation. This Assignment constitutes a legal, valid and binding obligation of ABC enforceable against ABC in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or general principles of equity;
     (b) Eligibility of Accounts. On the Additional Cut-Off Date, each Additional Designated Account designated hereby is an Eligible Account;
     (c) No Liens. Each Receivable in an Additional Designated Account designated hereby has been conveyed to ABRC free and clear of any Lien and each underlying receivable is free and clear of all Liens;

EXHIBIT A - 2

     (d) Eligibility of Receivables. On the Additional Cut-Off Date, each Receivable existing in an Additional Designated Account designated hereby is an Eligible Receivable and as of the date of creation of any Receivable in an Additional Designated Account designated hereby, such Receivable is an Eligible Receivable;
     (e) Selection Procedures. No selection procedure believed by ABC to be materially adverse to the interests of ABRC or the Noteholders was utilized in selecting the Additional Designated Accounts;
     (f) Transfer of Receivables. This Assignment constitutes a valid sale, transfer and assignment to ABRC of all right, title and interest of ABC in (i) the Receivables arising in the Additional Designated Accounts designated hereby existing on the Addition Date or thereafter created, (ii) all monies due or to become due and all amounts received or receivable with respect thereto, (iii) the Interchange and the Recoveries with respect thereto, and (iv) the “proceeds” (including, without limitation, “proceeds” as defined in Article 9 of the UCC) thereof ;
     (g) No Conflict. The execution and delivery of this Assignment, the performance of the transactions contemplated by this Assignment and the fulfillment of the terms hereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which ABC is a party or by which it or its properties are bound;
     (h) No Violation. The execution and delivery of this Assignment by ABC, the performance of the transactions contemplated by this Assignment and the fulfillment of the terms hereof applicable to ABC will not conflict with or violate any Requirements of Law applicable to ABC;
     (i) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of ABC, threatened against ABC before any Governmental Authority (i) asserting the invalidity of this Assignment, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Assignment, (iii) seeking any determination or ruling that, in the reasonable judgment of ABC, would materially and adversely affect the performance by ABC of its obligations under this Assignment or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Assignment; and
     (j) All Consents. All authorizations, consents, orders or approvals of any Governmental Authority required to be obtained by ABC in connection with the execution and delivery of this Assignment by ABC and the performance of the transactions contemplated by this Assignment by ABC, have been obtained.
     6. Ratification of the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby ratified, and all references to the “Receivables Purchase Agreement,” to “this Agreement” and “herein” shall be deemed from and after the Addition Date to be a reference to the Receivables Purchase Agreement as supplemented by this Assignment. Except

EXHIBIT A - 3

as expressly amended hereby, all the representations, warranties, terms, covenants and conditions of the Receivables Purchase Agreement shall remain unamended and shall continue to be, and shall, remain, in full force and effect in accordance with its terms and except as expressly provided herein shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Receivables Purchase Agreement.
     7. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     8. Governing Law. This Assignment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of laws provisions.
[SIGNATURE PAGE FOLLOWS]

EXHIBIT A - 4

     IN WITNESS WHEREOF, the undersigned have caused this Assignment to be duly executed and delivered by their respective duly authorized officers on the day and the year first above written.

ADVANTA BANK CORP.

By:

Name: Title:

ADVANTA BUSINESS RECEIVABLES CORP.

By:

Name: Title:

EXHIBIT A - 5

SCHEDULE I
LIST OF DESIGNATED ACCOUNTS

SCHEDULE 1 - 1

SCHEDULE I TO ADDITIONAL DESIGNATED ACCOUNT ASSIGNMENT
ADDITIONAL DESIGNATED ACCOUNTS

SCHEDULE 1 - 2

EXHIBIT B
FORM OF REASSIGNMENT OF RECEIVABLES IN REMOVED ACCOUNTS
(As required by Section 2.05 of the Receivables Purchase Agreement)
     REASSIGNMENT No. ___OF RECEIVABLES dated as of ___,* by and between ADVANTA BANK CORP., a Utah industrial loan corporation (“ABC”), and ADVANTA BUSINESS RECEIVABLES CORP., a Nevada corporation (“ABRC”), pursuant to the Receivables Purchase Agreement referred to below (the “Reassignment”).
W I T N E S S E T H:
     WHEREAS ABC and ABRC are parties to the Receivables Purchase Agreement, dated as of August 1, 2000 (as amended and supplemented, the “Agreement”);
     WHEREAS pursuant to the Agreement, ABC wishes to remove from the provisions of the Agreement all Receivables in certain designated Accounts (the “Removed Accounts”) and to cause ABRC to reconvey the Receivables of such Removed Accounts, whether now existing or hereafter created, from ABRC to ABC; and
     WHEREAS ABRC is willing to accept such designation and to reconvey the Receivables in the Removed Accounts subject to the terms and conditions hereof;
     NOW, THEREFORE, ABC and ABRC hereby agree as follows:
     1. Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.
     “Removal Date” shall mean, with respect to the Removed Accounts designated hereby, ___, ___.
     “Removal Cut-Off Date” shall mean, with respect to the Removed Accounts ___, ___.
     2. Designation of Removed Accounts. On or before the date that is five (5) Business Days on or before the Removal Date, ABC will deliver to ABRC a computer file or microfiche list containing a true and complete schedule identifying all Removed Accounts and specifying for each such Account, as of the Removal Cut-Off Date, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account, which computer file or microfiche list shall amend and supplement Schedule 1 to the Agreement.

*	To be dated as of the Removal Date.

EXHIBIT B - 1

     3. Conveyance of Receivables. (a) ABRC does hereby transfer, assign, set over and otherwise convey to ABC, without recourse, on and after the Removal Date, all right, title and interest of ABRC in, to and under the Receivables existing at the close of business on the Removal Date and thereafter created from time to time in the Removed Accounts designated hereby, all Interchange and Recoveries related thereto, all monies due or to become due and all amounts received or receivable with respect thereto and all proceeds thereof.
     (b) In connection with such transfer, ABRC agrees to execute and deliver to ABC on or prior to the date this Reassignment is delivered, applicable termination statements prepared by ABC with respect to the Receivables existing at the close of business on the Removal Date and thereafter created from time to time in the Removed Accounts reassigned hereby and the proceeds thereof evidencing the release by ABRC of its interest in the Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to terminate such interest.
     4. Representations and Warranties of ABC. ABC hereby represents and warrants to ABRC as of the Removal Date:
     (a) Legal Valid and Binding Obligation. This Reassignment constitutes a legal, valid and binding obligation of ABC enforceable against ABRC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and
     (b) Pay Out Event; Event of Default. ABC reasonably believes that (A) the removal of the Receivables existing in the Removed Accounts will not, based on the facts known to ABRC, then or thereafter cause a Pay Out Event or Event of Default to occur with respect to any Series and (B) no selection procedure was utilized by ABC which would result in a selection of Removed Accounts that would be materially adverse to the interests of the Noteholders of any Series as of the Removal Date.
     (c) List of Removed Accounts. The list of Removed Accounts delivered pursuant to subsection 2.05 of the Agreement, as of the Removal Date, is true and complete in all material respects.
     5. Ratification of Agreement. As supplemented by this Reassignment, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by this Reassignment shall be read, taken and construed as one and the same instrument.
     6. Counterparts. This Reassignment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
     7. GOVERNING LAW. THIS REASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT

EXHIBIT B - 2

REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     IN WITNESS WHEREOF, ABC and ABRC have caused this Reassignment to be duly executed by their respective officers as of the day and year first above written.

ADVANTA BANK CORP.

By:

Name: Title:

ADVANTA BUSINESS RECEIVABLES CORP.

By:

Name: Title:

EXHIBIT B - 3